UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/18/2006

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
333-133367	NewPage Holding Corporation Delaware Courthouse Plaza Northeast Dayton, Ohio 45463 877.855.7243	05-0616158
333-125952	NewPage Corporation Delaware Courthouse Plaza Northeast Dayton, Ohio 45463 877.855.7243	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 18, 2006, the boards of directors of NewPage Holding Corporation and NewPage Corporation appointed Jason W. Bixby to serve as vice president and chief financial officer, effective as of that date.

Mr. Bixby will receive an annual base salary of $300,000 and an annual incentive payment targeted at 65% of his base salary. Mr. Bixby will also be entitled to invest in the equity percentage interests of our ultimate parent, Maple Timber Acquisition LLC. The Company and Mr. Bixby have not yet signed a formal employment agreement, but we expect that the employment agreement that we enter into with Mr. Bixby will be similar to employment agreements we have in place with other executive officers and will entitle him to receive certain termination benefits in the case of separation or of a change in control of the Company.

Information on Mr. Bixby is presented below:

Jason W. Bixby is vice president and chief financial officer of NewPage Holding Corporation and NewPage Corporation. Previously, Mr. Bixby was an operations executive with Cerberus Capital Management, LLC since March 2004. In this role he provided operational, financial, turnaround, acquisition and due diligence leadership to Cerberus and their portfolio companies. Prior to that, he served as a finance director of Medtronic, Inc. since July 2002. Prior to that, Mr. Bixby was chief financial officer of GE Polymershapes since May 2000.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewPage Holding Corporation

Date: December 19, 2006	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Vice President, General Counsel and Secretary

NewPage Holding Corporation

Date: December 19, 2006	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Vice President, General Counsel and Secretary